Exhibit 99.3

October 23, 2006

Mr. Charles J. Hansen

Executive Vice President and

General Counsel

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Notice of Relocation of Principal Place of Employment

Dear Charles:

In August 2006 the Company announced that it expected to consolidate its executive functions into the existing Saks Fifth Avenue home offices in New York City by the end of the first fiscal quarter of 2007. This is notice to you that the Company has determined that your principal place of employment will be relocated to the Company’s offices at 12 E. 49th Street in New York City effective on May 4, 2007.

Earlier you had indicated, when notified that your place of employment might be relocated to the Company’s New York offices, that you likely would decline to relocate. Please confirm below that you decline to relocate your place of employment to the Company’s New York offices effective on May 4, 2007, which will enable the Company to begin an orderly transition process. To induce you to give the requested confirmation, and provided that you continue to be employed by the Company until the Termination Date (as defined below), the Company agrees to the following (which agreements will become effective upon your confirmation):

1. The relocation of your place of employment in accordance with the first paragraph of this letter agreement will entitle you, on May 4, 2007 (the “Termination Date”), to terminate your employment for “Good Reason” as defined in section 5(a) of, and with the effects described in, your June 8, 2006 Employment Agreement with the Company.

2. The Company will waive the Executive Notice and the Executive Suspension Period referred to in section 5 of your Employment Agreement with respect to the termination of your employment for Good Reason on the Termination Date.

3. You will be eligible for your fiscal 2006 annual cash bonus in accordance with the Company’s bonus plan even if the amount of the bonus, if any, is determined after the Termination Date, and the payment of this bonus, if any, will be in addition to the Severance Payment the Company will pay to you in accordance with section 5(d)(i)(B) of your Employment Agreement upon the termination of your employment for Good Reason on the Termination Date. Subject to the next sentence, the Company will pay to you your actual fiscal 2006 annual cash bonus promptly following the date on which the Committee determines the actual amount of your fiscal 2006 annual cash bonus. If on or before July 3, 2007 the Company does not pay to you your actual fiscal 2006 annual cash bonus (determined by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) in accordance with the Company’s fiscal 2006 bonus plan), the Company will promptly pay to you your target-level fiscal 2006 annual cash bonus.

4. The Committee has awarded to you performance shares pursuant to the Company’s 2005-2006 Long-Term Incentive Program (approved by the Committee on June 23, 2005) and the Company’s 2006 Performance Share Program (approved by the Committee on February 22, 2006) (the “Programs”). The Committee’s customary practice is to determine annually prior to the end of April the extent to which performance shares have been earned. Promptly following the date on which the Committee determines in accordance with the Programs the actual number of performance shares earned by you (even if the determination is made after the Termination Date) but subject to the next sentence, you will receive the number of performance shares so determined. If on or before July 3, 2007 the Company does not deliver to you the actual number of performance shares you have earned (determined by the Committee in accordance with the Programs), the Company will promptly deliver to you the target-level number of performance shares for your awards.

5. Except as provided above, all of your rights under your Employment Agreement, including without limitation your current title of Executive Vice President and General Counsel, your current base salary, the right in section 5 of your Employment Agreement to terminate your employment for Good Reason, and the right to receive the payments and benefits under section 5 of your Employment Agreement upon termination of your employment for Good Reason or upon termination of your employment by the Company without Cause (as defined in your Employment Agreement), are reserved and confirmed and will not be waived as a result of your continued employment to the Termination Date in accordance with your Employment Agreement and this letter agreement. Except as provided above, all of the Company’s obligations in your Employment Agreement will remain in full force and effect. All of the Company’s obligations that in accordance with the Employment Agreement survive the termination of your employment will survive the termination of your employment on the Termination Date.

6. Except as provided above, all of the Company’s rights under your Employment Agreement will remain in full force and effect and all of your obligations in your Employment Agreement will remain in full force and effect, including without limitation your obligation to deliver to the Company the Release (as defined in your Employment Agreement) before the Company will be obligated to pay and make available to you the severance benefits described in section 5 of your Employment Agreement. All of your obligations that in accordance with the Employment Agreement survive the termination of your employment will survive the termination of your employment on the Termination Date.

Please note that upon receipt of your written confirmation the Company will make the news release in the form attached and will make all regulatory filings required to be made with respect to this letter agreement and the subsequent termination of your employment with the Company for Good Reason on the Termination Date.

Saks Incorporated

By:	/S/ STEPHEN I. SADOVE
Stephen I. Sadove
Chief Executive Officer

Confirmed on October 23, 2006

/S/ CHARLES J. HANSEN
Charles J. Hansen

SAKS INCORPORATED ANNOUNCES THE PLANNED

RESIGNATION OF COLTHARP, WILLS, AND HANSEN

— Archbold to assume CFO role in May 2007—

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (October 23, 2006) – Retailer Saks Incorporated (NYSE: SKS; the “Company”) today announced that Executive Vice President and Chief Financial Officer, Douglas E. Coltharp, Executive Vice President and Chief Accounting Officer, Kevin G. Wills, and Executive Vice President and General Counsel, Charles J. Hansen have each notified the Company that he intends to resign effective May 4, 2007. Michael G. Archbold will assume the post of Executive Vice President and Chief Financial Officer on May 4, 2007.

In August 2006, the Company announced that, following the completion of the sale of its Parisian business, it expected to consolidate its executive functions into the existing Saks Fifth Avenue home offices in New York City. This consolidation is expected to be complete in the first half of 2007. Messrs. Coltharp, Wills, and Hansen each notified the Company that, for personal reasons, he would not relocate his place of employment from Birmingham, Alabama to New York City, and, as a consequence, each intends to resign his employment. At the Company’s request, Messrs. Coltharp, Wills, and Hansen have agreed to continue their employment with the Company through May 4, 2007 to assist with an orderly transition.

Stephen I. Sadove, Chief Executive Officer of the Company, noted, “I am most appreciative of the countless contributions made to the Company over the years by Doug Coltharp, Kevin Wills, and Charles Hansen. The Company is extremely fortunate to have had such a talented, insightful, experienced, and dedicated team to run the critical finance, accounting, and legal operations of the Company. I am also very grateful that they each have graciously agreed to remain with the Company over the next several important months to make this a smooth and orderly process.”

Coltharp joined the Company as Executive Vice President and Chief Financial Officer in November 1996. Sadove commented, “Throughout his tenure here, Doug has been a key member of our executive team. His proactive management of our capital structure ensured that the Company always had adequate liquidity to pursue our strategic plans and to weather downturns in the business cycle. Over the past two years Doug has led our efforts to monetize our traditional department store business and return surplus capital to our shareholders. His leadership resulted in the realization of nearly $2.1 billion of value through three separate transactions.”

Wills joined the Company in August 1997. During his nine years with the Company, Wills has demonstrated his versatility by successfully performing in key executive roles in the corporate finance and accounting areas as well as serving as the Chief Administrative Officer of Parisian. Wills assumed his current role in May 2005. Sadove commented, “Kevin has played a variety of roles at Saks and has achieved success in each. He stepped into his current role during a critical time for the Company, and his leadership guided the Company through the difficult financial restatement process last year.”

Hansen joined the Company in February 1998 effective with the acquisition of Carson Pirie Scott, which he joined in 1987 and where he served as General Counsel. He has served in his current capacity with Saks since September 2003. Sadove noted, “Charles’s leadership of our legal functions has been instrumental to the successful execution of numerous transactions, the implementation of enhanced corporate governance practices, and our continued compliance with laws and regulations in a complex operating environment.”

The responsibilities currently handled by Coltharp and Wills will be consolidated upon their resignations. Mike Archbold, currently the Chief Financial and Administrative Officer for the Company’s Saks Fifth Avenue Enterprises business, will assume these responsibilities and will be appointed Executive Vice President and Chief Financial Officer of the Company effective May 4, 2007. He will report to Sadove. Archbold joined the Company in his current capacity in October 2005. Prior to joining SFAE, he served as Executive Vice President and Chief Financial officer of AutoZone. Sadove commented, “Mike has been working closely with me in the development of the Saks Fifth Avenue growth plan, and I am pleased that we have someone in our ranks with Mike’s talent and experience to fill this role once Doug Coltharp and Kevin Wills depart.”

A search for Hansen’s replacement as General Counsel is underway.

Company Information

Saks Incorporated currently operates Saks Fifth Avenue Enterprises (SFAE), which consists of 53 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores. The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. in July 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. in March 2006, and the sale of SDSG’s Parisian business to Belk, Inc. in September 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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